EHXIBIT 10.37

[On Cadiz Inc. Letterhead]

January 9, 2013

Brownstein, Hyatt Farber and Schreck
21 E. Carrillo Street
Santa Barbara, CA, 93101

Re:           Cadiz Inc. and Cadiz Real Estate LLC – Revised Terms of Engagement

Dear Sirs:

On behalf of Cadiz Inc. ("Cadiz"), this letter will set forth the terms on which Brownstein, Hyatt Farber and Schreck (“Brownstein”) shall provide certain legal and consulting services as General Counsel, and Scott S. Slater ("Slater") shall serve in certain specific roles and provid certain services as described below, to the Company and its wholly owned subsidiary, Cadiz Real Estate LLC ("CRE").  Cadiz and CRE will be referred to collectively in this letter as the "Company".

This letter will amend and supersede the terms of engagement set forth in our prior engagement letter dated November 24, 2008 (the “2008 Letter”) as to the matters described in the 2008 Letter.

1.           Availability of Scott Slater.  Brownstein shall make available to the Company the services of Slater in assisting the Company in the development and implementation of the Cadiz Valley Water Conservation, Recovery and Storage Project (the "Water Project"), and for such other duties as the Company may deem necessary.  The Company may separately offer Slater such executive positions with the Company as the Company’s Board of Directors shall determine from time to time, including without limitation Chief Executive Officer and President.

In performing these duties, Slater shall not be limited to approximately one-half of his available working hours per week (as provided in the 2008 Letter); rather, Slater shall spend whatever portion of his available working hours per week as may be necessary in performing these duties and in advancing the development and implementation of the Water Project.  The Company acknowledges that Slater may continue to provide services to others on behalf of Brownstein provided that such other services are provided in a manner such that there is no interference with the performance of Slater’s duties for the Company.

Brownstein may be called upon to perfomr legal services as may be reasonably required in support of the Company or Slater’s duties, pursuant to an independent legal services agreement under terms and conditions that are acceptable to the Company.  Fees for these legal services that are expected to exceed $25,000 per assignment shall be approved by the Chairman or Chief Financial Officer of the Company.

2.           Compensation.  In consideration of the services to be provided pursuant to this Agreement, the Company shall compensate Brownstein as follows:

a.           Base Cash Compensation.  Brownstein shall receive base cash compensation of $25,000 per month, plus reimbursement for reasonable business and travel expenses incurred within the scope of work with the Company.

b.           Incentive Compensation.  Brownstein shall be entitled to receive incentive based compensation subject to achievement of the milestones set forth below, which shall supersede the incentive compensation payments set forth in the 2008 Letter.  In this regard, Brownstein acknowledges that is has already received, pursuant to the 2008 Letter, a fee of $500,000 which was earned and paid upon the signing of deal term sheets for more than 51% of the Water Project’s annual capacity.

(i)           A fee equal to One Hundred Thousand (100,000) shares of the Company’ common stock, earned upon the execution of this Letter Agreement and the concurrent commitment by Brownstein, as set forth herein, to expand the level of services provided by Brownstein to the Company beyond those previously required under the 2008 Letter and payable three years from the date of execution.

(ii)           A fee equal to One Hundred Thousand (100,000) shares of the Company’ common stock, earned upon receipt by the Company of a final judicial order dismissing all legal challenges to the Final Environmental Impact Report for the Cadiz Water Project and payable three years from the date of the judicial order.
(iii)           A fee equal to One Hundred Thousand (100,000) shares of the Company’ common stock, earned upon the signing of binding agreements for more than 51% of the Cadiz Water Project's annual capacity and payable three years from the date of signing.

(iv)           A fee equal to One Hundred Thousand (100,000) shares of the Company’ common stock, earned upon the commencement of construction of construction of all of the major facilities contemplated in the Final Environmental Impact Report necessary for the completioin and delivery of the Cadiz Water Project, including wellfield, power distribution, 43 mile pipeline, and connection to aqueduct and payable three years from the date of commencement.

    For any incentive fee to be earned, Brownstein must be providing services to the Company pursuant to this Letter Agreement at the time the milestones applicable to such fee are achieved, although Brownstein need not be so engaged at the time the fee is payable or paid.  The Company acknowledges and agrees that this Letter Agreement is subject to the covenant of good faith and fair dealing and that if, during the term of this Letter Agreement, the Company has made substantial progress towards achieving the milestones set forth in subsections (ii), (iii) and (iv) above and Brownstein’s services hereunder are terminated at the option of the Company, Brownstein will be given the opportunity without further compensation from the Company to complete such milestones or Brownstein will be compensated with a mutually agreeable proportionate share of such milestone based fees.

    The incentive fees payable hereunder in the form of common stock shall be subject to compliance with all applicable federal and state securities laws and Nasdaq rules.  In this regard, Brownstein agrees to execute and deliver to the Company such further documentation as the Company may deem necessary or appropriate to demonstrate compliance with such rules.

All fees payable to Brownstein under this Section 2 shall be in addition to, and not in lieu of, any fees that may be payable directly by the Company to Slater for his service as an executive officer of the Company pursuant to a separate agreement between the Company and Slater.

3.           Term.  Brownstein shall continue to provide services under the terms set forth in this Letter Agreement until sixty (60) days after either party gives notice of termination to the other (the "Term").  Any compensation earned but unpaid prior to the date of termination (including incentive fees) shall remain payable following termination.

4.           General.

a.           Non- Employee Status.  During the Term, neither Slater nor any other Brownstein attorney or employee providing services to the Company under this Letter Agreement shall be an employee of the Company.  No payroll or employment taxes of any kind shall be withheld or paid by the Company with respect to payments to Brownstein during the Term, and the Company shall make no additional benefits available to Brownstein or any of its respective attorneys and employees.  The Company shall indemnify and hold harmless Brownstein, its shareholders, officers, agents and assigns from any liability and all liability that might traditionally be associated with or arise out of the services being provided by Brownstein hereunder, other than in the case of gross negligence or intentional misconduct.  The Company further agrees that, except in the case of the specific services to be provided to the Company under this Letter Agreement, Brownstein shall have reasonable discretion, in consultation with senior management, to make assignments to Brownstein professionals, subject to a separate professional services agreement with the Company.  Any other existing retainer agreements between the Company and Brownstein are unaffected by this Letter Agreement.

b.           Confidentiality.  You shall keep in strictest confidence all information relating to the business, affairs, customers and suppliers of the Company which you may acquire during the performance of services and duties hereunder and which is not otherwise generally known to the public.

c.           Public Disclosure.  You understand that the terms of this letter may be required to be disclosed in, or filed as an exhibit to, the Company's annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission.

If the foregoing correctly sets forth your understanding, kindly indicated your acceptance below whereupon this letter shall constitute an agreement between us in accordance with its terms.

Cadiz Inc.

By:   /s/ Keith Brackpool
         Keith Brackpool
         Chief Executive Officer

Cadiz Real Estate LLC

By:   /s/ Timothy J. Shaheen
         Timothy J. Shaheen
         Chief Executive Officer

Agreed and Accepted as of the date set forth above:

Brownstein, Hyatt Farber and Schreck

By:   /s/  Robert J. Saperstein
         Robert J. Shaperstein
         California Managing Shareholder